Rule 10f-3 Transaction


Issuance/ Trade Date: 3/13/2012
Security Description: Apache County Tucson Electric Power Company
Total Amount Purchased: 25,000,000
Percent of Offering: 14.124%
Purchase Price: $100.000
First Available Public Price at Close: $103.537
Purchasing Funds: American Municipal Income Portfolio Inc. (XAA)
Underwriter from whom Purchased: Merrill Lynch, Pierce, Fenner & Smith, Inc. Participating Underwriters: BofA Merrill Lynch,
BNY Mellon Capital Markets, LLC, J.P. Morgan,
SunTrust Robinson Humphrey, U. S. Bancorp